Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com

Astellas Pharma Europe Mindy Dooa Corporate Communications Director +44 (0)7826 912 339 mindy.dooa@eu.astellas.com	Jason Rando (media)/Janine McCargo (646) 536-7025/7033 jrando@theruthgroup.com jmccargo@theruthgroup.com

NeurogesX and Astellas Enter Commercialization

Agreement for Qutenza™

Conference Call Today at 9:00am ET

Covers Europe, Middle East and Africa

Includes Licensing Option and Development Funding for NGX-1998

San Mateo, Calif. and Staines, U.K. (June 22, 2009) – NeurogesX, Inc. (NASDAQ: NGSX) and Astellas Pharma Europe Ltd., (Astellas), the European subsidiary of Tokyo based Astellas Pharma Inc. announced today that the companies have entered into an exclusive Distribution, Marketing and License agreement for the commercialization of Qutenza™ in the European Economic Area (EEA) including the 27 countries of the European Union, Iceland, Norway, and Liechtenstein as well as Switzerland, certain countries in Eastern Europe, the Middle East and Africa. The agreement closely follows the European Commission’s approval received in May 2009, of Qutenza (capsaicin 179 mg) cutaneous patch for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal pain products.

Under terms of the agreement, Astellas will commercialize Qutenza in the above-mentioned territories and perform certain development of Qutenza including post-marketing commitments, to support Qutenza in the EU market. NeurogesX will receive EUR 30 million (approximately $42 million) for Qutenza commercialization rights, and EUR 5 million (approximately $7 million) for a license option of NGX-1998, the next-generation liquid formulation which uses the same active ingredient as Qutenza.

Astellas has an established and strong product portfolio with franchises in the therapeutic areas of urology, transplantation, dermatology and infectious disease. Commenting on the agreement, Masao Yoshida, President and CEO of Astellas Pharma Europe Ltd., said, “We are very pleased to enter into this agreement with NeurogesX. Astellas is dedicated to developing a specialty focused franchise and Qutenza’s launch in the European Union fits with our strategy. We are confident in the market potential for Qutenza given its safety and efficacy to provide site-specific pain management for up to 12 weeks. Leveraging our foothold in these territories with our strong sales and marketing teams and Qutenza’s product profile, we are positioning for a successful commercial launch that will introduce an important new product to patients with neuropathic pain.”

Anthony DiTonno, CEO of NeurogesX, commented, “Securing an agreement with Astellas for the commercialization of Qutenza in Europe and additional territories is a significant milestone achievement for NeurogesX. Selecting the right partner was especially important to us since the European Union represents the first approval and the initial launch market for Qutenza. Astellas brings a tremendous amount of sales experience and presence across Europe and we are confident in our partner’s ability and commitment to launch Qutenza with the motivation required for commercial success. Having secured a commercial partnership in Europe, we are now turning our full attention to the remaining steps involved for the potential U.S. approval and commercialization of Qutenza.”

Collaboration Arrangements

Under the Distribution, Marketing and License Agreement, NeurogesX will receive two upfront payments from Astellas, EUR 30 million (approximately $42 million) for Qutenza commercialization rights and EUR 5 million (approximately $7 million) for a co-development and commercialization option of NGX-1998.

NeurogesX is eligible for additional sales-based milestone payments and additional option payments related to the liquid formulation totaling approximately EUR 70 million ($97 million) and royalties based on a double-digit percentage of net sales for Qutenza.

Astellas has committed investment for additional studies to support the marketing and promotion of Qutenza and to fulfill post-marketing commitments outlined in the European Commission’s approval. These post-marketing commitments include a long-term safety study of Qutenza in on-label indications.

The option payment to license NGX-1998 includes an initial upfront payment as mentioned previously as well as further option payments as development progresses. These payments are intended, in part, to accelerate NGX-1998 into Phase 2 clinical evaluation. In the event that Astellas exercises its option for NGX-1998, the companies expect to collaborate in Phase 3 development.

All payments to NeurogesX are expressed in euros and the dollar equivalents expressed in this press release are stated at current exchange rates. Actual conversion rates will vary depending on exchange rates in effect at the time payments are due.

Conference Call Details

NeurogesX will hold a teleconference today at 9:00 a.m. ET (6:00 a.m. PT) to discuss the distribution and licensing agreement with Astellas Pharma Europe Ltd.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning June 22, 2009 at 12:00 p.m. ET (9:00 a.m. PT) and ending on July 2, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 326456. A replay of the webcast will also be available on the corporate website for one month, through July 22, 2009.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. NeurogesX submitted a new drug application (NDA) for Qutenza to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and was given a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

About Astellas Pharma Europe Ltd.,

Astellas Pharma Europe Ltd., located in the UK, is a European subsidiary of Tokyo-based Astellas Pharma Inc. Astellas is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market. Astellas Pharma Europe is responsible for 20 affiliate offices located across Europe, the Middle East and Africa, an R&D site and three manufacturing plants with approximately 3,400 staff. For more information about Astellas Pharma Europe Ltd., please visit our website at www.astellas.com.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, expectations with respect to the successful commercial launch and market potential of Qutenza; expectations with respect to the activities of NeurogesX and Astellas under the Distribution, Marketing and License Agreement (the Agreement); the potential receipt of post-execution payments under the Agreement; potential uses of proceeds from the Agreement; expectations regarding additional studies, including a safety study to be carried out by Astellas under the Agreement; the timing of regulatory decisions with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the NDA; plans for entry into a U.S. commercialization partnership for NeurogesX pre-clinical compounds; and plans for clinical development of NGX-1998.

Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; Astellas may not devote sufficient resources or personnel to the commercialization of Qutenza; adoption of Qutenza by physicians may be longer than anticipated; discussions with governmental or administrative entities may not result in adequate reimbursement or pricing to support commercialization efforts for Qutenza; Astellas may not elect to make option related payments or co-develop NGX-1998; positive results in Qutenza clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; and other difficulties or delays in the successful commercialization of Qutenza, carrying out activities or obtaining payments under the Agreement and in clinical development of, and obtaining regulatory approval for, NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.